UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2018

CBRE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South Hope Street 25th Floor Los Angeles, California		90071
(Address of Principal Executive Offices)		(Zip Code)

(213) 613-3333

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This Current Report on Form 8-K is filed by CBRE Group, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 16, 2018, the Board of Directors of the Company (the “Board”) appointed Reginald H. Gilyard to the Board, effective November 16, 2018, to serve until the Company’s 2019 annual meeting of stockholders. Mr. Gilyard is also expected to be appointed to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”). There is no arrangement or understanding between Mr. Gilyard and any other person pursuant to which the Board selected Mr. Gilyard as a director, and Mr. Gilyard has not participated in any “related party-transactions” with the Company as set forth in Item 404(a) of Regulation S-K. The Board has also determined that Mr. Gilyard is “independent” as defined under New York Stock Exchange and Securities and Exchange Commission rules and guidance as well as under the Board’s Corporate Governance Guidelines and its Categorical Independence Standards.

Mr. Gilyard will participate in the Company’s standard non-employee director compensation program. Pursuant to this program, Mr. Gilyard will be eligible to receive an annual cash retainer of $100,000 for service as a Board member and an annual restricted stock unit grant to be valued at $200,000 on the date of grant, which shares will vest in full on the earlier of the one-year anniversary of grant or the next annual meeting of stockholders. Mr. Gilyard may elect to receive shares of the Company’s common stock in lieu of cash payments (in like amounts). Mr. Gilyard will receive a prorated initial cash retainer and equity award based on the length of his service until the next annual meeting. Mr. Gilyard and the Company will also enter into the Company’s standard form of Indemnification Agreement for members of its Board.

(e) On November 16, 2018, the Compensation Committee determined to make certain changes to the retirement vesting proration feature of certain of the Company’s restricted stock units as described below. All time-vesting restricted stock units granted by the Company in 2018 (“2018 time awards”) generally provide for (subject to certain conditions) full continued vesting on a termination due to the award holder’s Retirement (as defined below), unless such termination occurs during the 12-month period immediately following the vesting commencement date for such 2018 time award, in which case the number of units subject to the 2018 time award that will continue to vest is determined by multiplying the number of units subject to the 2018 time award by the number of days the award holder was employed during such 12-month period (the “First Year Proration”). The Compensation Committee determined that effective as of December 16, 2018, each outstanding 2018 time award, including those held by the Company’s named executive officers, will be amended to eliminate the First Year Proration, with the result that if the applicable award holder’s employment or service is terminated due to Retirement between December 16, 2018 and the 12-month anniversary of the grant date of such 2018 time award, all of the units subject to such 2018 time award will continue to vest upon the date of such termination (as was previously the case if such termination due to Retirement occurred after the expiration of such 12-month period).

The Compensation Committee made this amendment as the existence of the First Year Proration required that the Company calculate employment tax withholding on a daily basis for any award holder who was Retirement eligible on the date the 2018 time awards were granted or who became Retirement eligible during the 12-month period during which the First Year Proration applied, and the Company concluded that such calculation was not administratively practicable. No similar amendment was made to performance-vesting restricted stock units granted in 2018 as the employment tax withholding obligation for Retirement eligible individuals only arises when the performance vesting conditions are satisfied.

The 2018 time awards define “Retirement” as an award holder’s voluntary termination of employment or service following (i) the completion of at least 10 years of continuous service and (ii) for U.S. residents, attainment of age 62, or for non-U.S. residents, attainment of age 62 or such other age as required to qualify for Retirement under applicable law, or an applicable retirement plan or policy.

Item 7.01	Regulation FD Disclosure.

On November 19, 2018, the Company issued a press release announcing the appointment of Mr. Gilyard to the Board. A copy of that press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1*	Press Release announcing the appointment of Reginald H. Gilyard as a Director of the Company, dated November 19, 2018.

*	Furnished herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2018	CBRE GROUP, INC.

	By:	/s/ DARA A. BAZZANO
Dara A. Bazzano
Senior Vice President, Global Finance and Chief Accounting Officer